                                                                      EXHIBIT 11

                             DeVlieg-Bullard, Inc.
                       Computation of Earnings per Share
               (unaudited - in thousands, except per share data)

                                                           Year Ended July 31,
                                                  ----------------------------------------
                                                    1996             1995             1994
                                                    ----             ----             ----
 Net income (loss)                                $  (717)          $1,393           $1,579
                                                  =======           ======           ======
 Average number of common
          shares outstanding                       12,250           12,250           12,250
 Dilutive effect of outstanding
          options (a)                                    (b)            13              --
 Dilutive effect of outstanding
          stock purchase warrants (a):
          Class A (issued May 1994)                      (b)           994              186
          New Class A (issued October
                  1995)                                  (b)            --               --
          Class B (c)                                    (b)            --               --
          Class C (d)                                    (b)            --               --
                                                  -------           ------           ------
 Total shares used in calculation of
          earnings per share                       12,250           13,257           12,436
                                                  =======          =======           ======

 Income (loss) per share                          $ (0.06)         $  0.11           $ 0.13
                                                   ======          =======           ======


(a)      As determined by application of the treasury stock method.

(b)      Not included in calculation as effect would be antidilutive.

(c) The Class B stock purchase warrants are issuable in May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. If such shares were issueable on July 31, 1996, 387,475 shares would be issued. The Class B warrants became issuable on March 18, 1996.

(d) In connection with the refinancing of the senior debt facility in October 1995 (see Note 8 of Notes to the Company Financial Statements) 750,000 Class C stock purchase warrants ("Class C Warrants") were issued. The Company has the opportunity to earn back these shares based on earnings as defined in the agreement. For the year months ended July 31, 1996, the Company did not meet the defined earnings level, therefore all Class C Warrants would be considered outstanding since issuance.